                                                                     EXHIBIT 4.2

                              EMPLOYMENT AGREEMENT


          This Employment Agreement (this "Agreement") is made and entered into as of June 28, 1996 by and between PACIFIC INTERNATIONAL ENTERPRISES, INC., a Nevada corporation (the "Company"), CRUSH INNOVATIVE SPORTS SYSTEMS, INC., a wholly-owned subsidiary of the Company ("Crush"), and RICHARD PERKINS, an individual ("Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Executive, the Company and Crush wish to provide for the terms and conditions of Executive's employment as President and Chief Executive Officer of Crush.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Crush and Executive agree as set forth below.

          1.   Employment and Duties.  The Company and Crush hereby employ
               ---------------------
Executive to serve as President and Chief Executive Officer of Crush, with the powers and duties customarily accorded to such position, including those powers and duties set forth in the Bylaws of Crush for such office and such other duties consistent therewith as may be assigned to Executive from time to time by the Board of Directors of the Company and Crush. Initially, Executive's managerial and supervisorial duties shall be limited to those departments and operations as determined by the Board of Directors of the Company and Crush and subsequently expanded to include other departments and operations as directed by the Board of Directors of the Company and Crush. Executive shall report to the Board of Directors of the Company and Crush. Executive shall endeavor in good faith to perform his duties in an efficient, faithful and business-like manner. During the term of his employment, it is intended that Executive also serve as Vice Chairman of the Board of Directors (the "Board") of the Company and the Company will take action within its powers to include Executive among the slate of directors proposed to be nominated by the Board at any applicable stockholders meeting.

          2.   Term.  The initial term of this Agreement shall begin on June 28,
               ----
1996. The initial term shall expire on June 27, 1999 unless terminated earlier as set forth in Section 6 hereof or by mutual agreement of the parties hereto (the "Initial Term"). At the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall automatically be extended for an additional year (the "Extension Term") unless either party shall have given written notice to the other party at least ninety days prior to the end of the Initial Term or the Extension Term, as the case may be, that it does not desire to extend the term of this Agreement. If Executive's employment under this Agreement is extended for an Extension Term, it shall thereafter or during any Extension Term be terminable (other than upon expiration) only as provided in Section 6 or by mutual agreement of the parties hereto.

     3.   Compensation.
          ------------

          (a) Base Salary.  During the term of this Agreement, Executive shall
              -----------
be paid a base salary (the "Base Salary"), payable in accordance with the Company's normal payroll practices. During the first year of the term of this Agreement, Executive's Base Salary shall be $96,000 and may be paid, at the election of the Company, either in cash or in shares of common stock of the Company equal to that portion of Executive's Base Salary which is unpaid divided by the average trading price of the common stock over the 5 trading day period prior to the payment date of Executive's Base Salary. After the first year of the term, Executive's base salary shall be paid in cash, unless the Executive determines to accept another form of payment. The annual Base Salary payable to Executive shall be reviewed at least annually; provided, however, that
                                               --------  -------
Executive's Base Salary shall not be reduced below $96,000 per annum during the term of this Agreement.

          (b) Performance Bonus.  Executive shall be entitled to a performance
              -----------------
bonus paid upon the occurrence of certain events (the "Acquisition Performance Bonus"). The Acquisition Performance Bonus shall equal a percentage of the purchase price upon the closing of such an acquisition or merger. The percentages shall be as follows:

Purchase Price of Acquisition    Percentage upon Closing
-----------------------------    -----------------------
Up to $2 million                   3   %

Between $2-4 million               2   %

Between $4-6 million               1.5 %

Over $6 million                     .75%

Notwithstanding the percentages set forth above, a minimum of $100,000 shall be payable upon closing an acquisition. The Company may choose to pay the Acquisition Bonus in shares of common stock of the Company equal to that portion of Executive's Acquisition Bonus which is due and payable divided by the average trading price of the common stock over the 5 trading day period prior to the payment date of Executive's Acquisition Bonus.

          (c) Operational Bonus.  The Company will adopt a bonus plan for
              -----------------
officers of the Company. The Board of Directors will determine the aggregate dollar amount of the bonus prior to the beginning of each year, the distribution among officers of the bonus and the threshold for awarding bonuses, be it sales, earnings or return on equity. Any bonus paid to Executive pursuant to the Operational Bonus shall be paid quarterly.

          (d) Stock Options.  On the commencement of the Initial Term, the
              -------------
Company shall grant Executive non-qualified options to purchase 500,000 shares of the Company's Common Stock (the "Options"). Of such Options, 100,000 shall vest immediately upon grant and an additional 100,000 shall vest on each anniversary of the commencement of the Initial Term. The Options will be exercisable at an exercise price of $1.00 per share.

     4.   Other Executive Benefits.  During the term of this Agreement, the
          ------------------------
Company shall provide to Executive benefits commensurate with his position, including each of the following benefits:

          (a) Medical and Dental Coverage.  The Company agrees to provide
              ---------------------------
coverage to Executive and dependent members of his family under the same medical and dental plans as may be maintained from time to time in the discretion of the Company's Board for the benefit of the other executive officers and the dependent members of their families.

          (b) Vacation.  Executive shall be entitled to two (2) weeks of paid
              --------
vacation during Executive's first year of employment and shall be entitled to four (4) weeks during each year of employment thereafter for the term of this Agreement. In each case, such entitlement shall accrue pro rata over the contract year and shall be taken at such time or times as shall not unreasonably interfere with the operations of Crush and the Company.

          (c) Business Expenses.  The Company will pay or reimburse Executive
              -----------------
for any out-of-pocket expenses incurred by Executive in the course of providing his services hereunder, which comply with the Company's travel and expense policies adopted from time to time by the Board for the executive officers. Such reimbursement shall be made by the Company based on receipts submitted to the Company by Executive in the same manner and within the same time period as applicable to the other executive officers of the Company.

               (d) Automobile.  The Company shall provide Executive with an
                   ----------
automobile allowance equal to $500 per month.

          (e) Benefit Plans.  Executive shall be entitled to participate in any
              -------------
pension, profit-sharing, stock option, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of employees generally or the senior executives of the Company.

          (f) Life Insurance.  Provided the following policies may be obtained
              --------------
at a reasonable cost, the Company shall obtain a $1,000,000 standard term life insurance policy and a $1,000,000 standard term accidental death policy on the life of Executive which policy shall name the Company or its shareholders as beneficiaries.

     5.   Confidential Information.
          ------------------------

          (a) Non-Disclosure.  Executive hereby agrees, during the term of this
              --------------
Agreement, he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, techniques, computer software or programming, or budgets or other financial information, regarding the Company and Crush, their respective business, properties, customers or affairs (collectively, "Confidential Information") obtained by him at any time during the term, except to the extent required by Executive's performance of assigned duties for the Company and Crush. Notwithstanding anything herein to the contrary, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement, (ii) is or becomes available to Executive on a non-confidential basis from a source other than Crush or the Company, provided that such source is not known by Executive to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to the Company or Crush, (iii) has been made available, or is made available, on an unrestricted basis to a third party by the Company or Crush, by an individual authorized to do so or (iv) is known by Executive prior to its disclosure to Executive. Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Executive, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Executive.

          (b) Injunctive Relief.  Executive agrees that the remedy at law for
              -----------------
any breach by him of the covenants and agreements set forth in this Section 5 may be inadequate and that in the event of any such breach, the Company and Crush may, in addition to the other remedies that may be available to either of them at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

     6.   Termination.
          -----------

          (a) Termination by the Company or Crush for "Cause" or Voluntarily by
              -----------------------------------------------------------------
Executive.  The Company or Crush may terminate this Agreement for "Cause"
---------
effective immediately upon written notice thereof to Executive. For purposes of this Agreement, "Cause" shall mean and be limited to the following events: (i) an act of fraud, embezzlement or similar conduct by Executive involving the Company or Crush; (ii) any action by Executive involving the arrest of Executive for violation of any criminal statute constituting a felony if the Board reasonably determines that the continuation of Executive's employment after such event would have an adverse impact on the operations or reputation of the Company or Crush in the financial community; or (iii) a continuing, repeated willful failure or refusal by Executive to perform his duties; provided,
                                                               --------
however, that this Agreement may not be terminated under this subclause (iii)
-------
unless Executive shall have first received written notice from the Board advising Executive of the specific acts or omissions alleged to constitute a failure or refusal to perform and such failure or refusal to perform continues after Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice.

          In the event of termination for "Cause," or voluntarily by Executive,
(x) Executive shall be entitled to receive that portion of the Base Salary and all benefits accrued through the date of termination and (y) all Options not exercised on the date of termination shall immediately be cancelled and void.

          (b) Termination by the Company or Crush Other Than for "Cause."
              -----------------------------------------------------------

              i)    Death and Disability.  Provided that notice of termination
                    --------------------
     has not previously been given under any Section hereof, if Executive shall die or become disabled during the term of this Agreement, this Agreement and all of Crush's and the Company's obligations hereunder shall terminate, except that Executive or Executive's estate or designated beneficiaries shall be entitled to receive (A) all earned and unpaid Base Salary through the date of termination; and (B) a pro rata portion of the Base Salary, Acquisition Performance Bonus, and all benefits with respect to the then current contract year.

             ii)    Without Cause.  If the Company or Crush elects to terminate
                    -------------
     Executive for any reason whatsoever other than as provided in Section 6(a) or if the Company or Crush causes a Defacto Termination of Executive (as defined below) (each a "Severance Termination"), Executive shall receive the "Separation Package." As used herein, the "Separation Package" shall consist of one years' Base Salary (at the annual rate in effect at the date of the Severance Termination). In addition, all Options which are scheduled to vest on the next anniversary of the commencement of the Initial Term shall vest as of the date of the Severance Termination. Further, all options that have become exercisable as of the date of such termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for a period of 12 months. For purposes of this paragraph, a "Defacto Termination" shall include any of the following events: (i) the Company or Crush shall fail to pay or shall reduce the Base Salary, Acquisition Performance Bonus or other benefits provided herein, except as permitted hereunder, or shall otherwise breach any material provision hereof which breach is not cured within 10 days after receipt of notice thereof from Executive; (ii) the Company or Crush shall fail to cause Executive to remain the President and Chief Executive Officer of Crush; (iii) Executive shall not be continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above (whether or not accompanied by a change in title); (iv) the Company or Crush shall require Executive's primary services to be rendered in an area other than the Company's or Crush's principal offices in the Los Angeles metropolitan area; or (v) after a Change in Control (as defined below), the Company or Crush increases the base salary for senior executives of the Company or Crush, respectively, generally without similarly increasing the Base Salary of Executive. For purposes of clause (iii), Executive shall be deemed not to have been continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above if there shall occur any reduction in the scope, level or nature of Executive's employment hereunder, or any demotion, any phasing out or assignment to others, of the duties contemplated herein.

          (c)  Change in Control.
               -----------------

               i) Following a Change in Control, this Agreement shall continue to be binding upon Crush and the Company and Executive shall be entitled to the payments provided for in this Section 6 in the event of termination resulting from death, disability, cause, or a Separation Termination, all as provided for in Sections 6(a) and 6(b).

              ii) Executive may (but shall not be obligated to) terminate this Agreement effective 30 days after the giving of such notice given at any time within two years following a Change in Control. In the event that Executive elects to terminate this Agreement pursuant to this Section 6(c)(ii), Executive shall be entitled to the following payments:

                        (A) If the Change in Control is effected to an Adverse Person (as defined below), then Executive shall be entitled to and receive the Severance Package. In addition, all Options then held by Executive which are not yet vested shall vest as of the date of such termination. Further, all options that have become exercisable as of the date of such termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for the entire remaining term of the Options.

                        (B) If the Change in Control is effected to a person other than an Adverse Person, Executive shall be entitled to receive the Severance Package. In addition, all Options which are scheduled to vest on the next scheduled vesting date during the 12 months following the termination date shall vest as of the date of such termination. Further, all options that have become exercisable as of the date of such termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for a period of 12 months.

          (d) Payment of Termination Amounts.  Executive may elect to have all
              ------------------------------
amounts to be paid to Executive pursuant to this Section 6 payable (i) over the remaining term of this Agreement or for such shorter period as expressly provided for herein, as applicable, or (ii) in a lump sum within 30 days following termination; provided, however, in the case of death or disability,
                        -----------------
the Acquisition Performance Bonus component shall be payable at such time as performance-based bonuses are paid to similarly situated employees of the Company and only if the specified targets set forth in Section 3(b) for the
applicable periods are actually met.   In the event Executive elects to be paid
pursuant to clause (i), Executive agrees promptly to notify the Company and Crush in writing of Executive's acceptance of full-time employment; within 15 days after receipt of such notice, the Company shall pay Executive in a lump sum any amounts which remain otherwise due to Executive hereunder.

          (e) Stock and Similar Rights.  Except with regard to the vesting and
              ------------------------
exercise dates of Options as set forth in this Section 6, Executive's rights under any other agreement or plan under which stock options, restricted stock or similar awards are granted shall be determined in accordance with the terms and provisions of such plans or agreements.

          (f) No Mitigation or Offset.  Payment of any sum under this Section 6
              -----------------------
shall not be subject to any claim of mitigation nor shall the Company or Crush be entitled to any right of offset with respect thereto.

     7.   Change in Control.  For purposes of this Agreement, a "Change in
          -----------------
Control" shall mean the occurrence of any of the following events which occur after the date hereof:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that neither of the following acquisitions
              --------  -------
shall constitute a Change in Control; (i) any acquisition by the Company or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (b) Individuals who, as of the date hereof, constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a
                         --------  -------
director subsequent to the date hereof whose election, or nomination for election by the stockholders of the Company, shall be approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

          (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (i) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation, which may be the Company (the "Resulting Corporation"), entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation; (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, the Resulting Corporation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and (iii) at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (d) Approval by the stockholders of the Company of (x) a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation (the "Buyer") with respect to which (i) following such sale or other disposition, more than

60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; (ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% or more of the combined voting power or, Buyer Voting Securities; and (z) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition or assets of the Company.

          For purposes of this Agreement, an Adverse Person shall mean any person which acquires control of the Company in a transaction involving a Change in Control other than a transaction which, before the time of the transaction, has been approved by the Board of Directors of the Company.

     8.   Insurance.  During the term, the Company shall maintain, at no cost to
          ---------
Executive, officers and directors liability insurance that would cover Executive in an amount of no less than $1,000,000, provided that such insurance is reasonably available to the Company as determined by the Board of Directors.

     9.   General Provisions.
          ------------------

          (a) Notices.  All notices, requirements, requests, demands, claims or
              -------
other communications hereunder shall be in writing. Any notice, requirement, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) business days after having been sent by registered or certified mail, return-receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service under circumstances by which such service guarantees next day delivery, the date following the date so sent:

If to the Company or Crush, to:
------------------------------

               PACIFIC INTERNATIONAL ENTERPRISES, INC.
               4431 Corporate Center Drive
               Suite 131
               Los Alamitos, California  90720


If to Executive to:
------------------

               Richard Perkins
               c/o Crush Innovative Sports Systems, Inc.
               4431 Corporate Center Drive
               Suite 131
               Los Alamitos, California 90720


Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          (b) Assignment.  This Agreement and the benefits hereunder are
              ----------
personal to the Company and Crush and are not assignable or transferable, nor may be the services to be performed hereunder be assigned by the Company or Crush to any person, firm or corporation; provided, however, that this Agreement
                                          -----------------
and the benefits hereunder may be assigned by the Company or Crush to any corporation into which the Company or Crush may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation, subject, however, to Executive's right to terminate this Agreement to the extent provided in Section 6. In the event of any assignment of this Agreement to any corporation acquiring all or substantially all of the assets of the Company or Crush or to any other corporation into which the Company or Crush may be merged or consolidated, the responsibilities and duties assigned to Executive by such successor corporation shall be the responsibilities and duties of, and compatible with the status of, a senior executive officer of such successor corporation. The Company and Crush may delegate any of its obligations hereunder to any subsidiary of the Company or Crush, provided that such delegation shall not relieve the Company or Crush of any of its obligations hereunder. Executive may not assign its rights hereunder or delegate his duties hereunder to any Person.

          (c) Complete Agreement.  This Agreement contains the entire agreement
              ------------------
among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter.

          (d) Amendments.  This Agreement may be modified, amended, superseded
              ----------
or terminated only by a writing duly signed by all parties hereto.

          (e) Severability.  Any provision of this Agreement which is invalid,
              ------------
illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          (f) No Waiver.  Any waiver by any party of a breach of any provisions
              ---------
of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall be considered a waiver or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (g) Binding Effect.  This Agreement shall be binding on, and shall
              --------------
inure to the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

          (h) Counterparts.  This Agreement may be executed by the parties
              ------------
hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

          (i) Governing Law.  This Agreement has been negotiated and entered
              -------------
into in the State of California and shall be construed in accordance with the laws of the State of California.

          (j) Arbitration.  The parties hereby expressly agree that any
              -----------
controversy or claim relating to this Agreement, including the construction, enforcement or application of the terms hereof, shall be submitted to arbitration in Los Angeles, California by the American Arbitration Association in accordance with the Commercial Arbitration Rules of such association. The arbitrator shall be a retired judge of the Los Angeles Superior Court or other party acceptable to the parties and the rules of evidence shall apply. The costs of the arbitrator shall be borne equally. Each party shall be responsible for its own attorneys' fees and costs. However, the arbitrator shall have the right to award costs and expenses (including actual attorneys' fees) to the prevailing party as well as equitable relief. The award of the arbitrator shall be final and binding and shall be enforceable in any court of competent jurisdiction.
Nothing in this paragraph shall preclude the parties from seeking an injunction or other equitable relief from a court of competent jurisdiction under appropriate circumstances.

          (k) Headings.  The headings included in this Agreement are for the
              --------
convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above written.

                                PACIFIC INTERNATIONAL ENTERPRISES, INC.



                                By:_____________________________

                                   Its:

                    [Signatures Continued on Following Page]

                                CRUSH INNOVATIVE SPORTS SYSTEMS, INC.



                                By:/s/ EDWARD G. HANSON
                                   _____________________________

                                   Its:Secretary

                                /s/ RICHARD PERKINS
                                ---------------------------------
                                RICHARD PERKINS



Witness: /s/ JUDY GOREY  11-06-96
        -------------------------